                                                                    Exhibit 11.1

                              HELLO DIRECT, INC.
                      COMPUTATION OF NET INCOME PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994



                                                                            1996           1995           1994
                                                                            ----           ----            ----
Income before extraordinary item                                        $  741,000      $2,089,000      $1,249,000
                                                                        ==========      ==========      ==========
Net income                                                              $  741,000      $1,952,000      $1,249,000
                                                                        ==========      ==========      ==========
Weighted average common shares outstanding                               4,982,000       4,387,000         191,000
Common stock equivalents:
        Common stock options, utilizing treasury stock method
         when dilutive                                                      61,000         138,000         132,000
        Preferred stock, utilizing as if converted method when
         dilutive                                                                -               -       2,535,000
        Staff Accounting Bulletin No. 83 issuances and grants (1)                -               -         346,000
                                                                        ----------      ----------      ----------

Weighted average shares outstanding                                      5,043,000       4,525,000       3,204,000
                                                                        ==========      ==========      ==========

Per share amounts
        Income before extraordinary item                                $    0.015      $     0.46      $     0.39
                                                                        ==========      ==========      ==========
        Net income                                                      $    0.015      $     0.43      $     0.39
                                                                        ==========      ==========      ==========



(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock issued for consideration below the assumed initial public offering (IPO) price, and stock options and warrants granted with exercise prices below the IPO price during the 12-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.